--------------------------                                     U.S. SECURITIES AND EXCHANGE COMMISSION
    FORM 4                                                             Washington, D.C. 20549
--------------------------
/ / Check box if no longer                                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to  Section 16.
    Form 4 or Form 5 obligations     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
    may continue. See             Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b)


---------------------------------------------

                  OMB APPROVAL

            OMB Number 3235-0287
         Expires: December 31, 2001
           Estimated average burden
        hours per response........0.5

---------------------------------------------

-------------------------------------------------------------- ----------------------------------------------------------------
1. Name and Address of Reporting Person*                       2. Issuer Name and Ticker or Trading Symbol


Ratoff,            Steven              B.                                InKine Pharmaceutical Company, Inc. (INKP)
-------------------------------------------------------------- ---------------------------- -----------------------------------
   (Last)             (First)        (Middle)
                                                               3. IRS or Social Security    4. Statement for Month/Year
InKine Pharmaceutical Company, Inc.                               Number of Reporting
1787 Sentry Parkway West                                          Person (Voluntary)                     06/2001
Building 18, Suite 440
--------------------------------------------------------------                              -----------------------------------
                      (Street)                                                              5. If Amendment, Date of Original

Blue Bell,                 PA               19422                                              (Month/Year)
-------------------------------------------------------------- --------------------------------------------------------------------
   (City)               (State)        (Zip)

 -------------------------------------------------------
 6. Relationship of Reporting Person to Issuer
             (Check all applicable)
  X  Director               ____10% Owner
 ----
 ____Officer  (give         ____Other  (specify
              title below)               below)

               --------------------------
 -------------------------------------------------------
 7. Individual or Joint/Group Reporting
              (Check applicable line)

   X     Form Filed by One Reporting Person
 ------
 ____  Form Filed by More than One Reporting Person
 -------------------------------------------------------

                   Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-      3. Transac-   4. Securities Acquired (A) or       5. Amount of        6. Ownership
   (Instr. 3)            action         tion          Disposed of (D)                     Securities          Form:
                         Date           Code          (Instr. 3, 4 and 5)                 Beneficially        Direct (D) or
                                       (Instr. 8)                                         Owned at End        Indirect (I)
                        (Month/                                                           of Month            (Instr. 4)
                         Day/
                         Year)                      ---------------------------------
                                                                    (A)
                                                          Amount    or (D)  Price       (Instr. 3 and 4)
-------------------------------------------------------------------------------------------------------------------------------

 Common Stock          06/11/2001         P               46,000     A      $4.12          268,500                D
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
===============================================================================================================================
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

------------------------
  7. Nature of
     Indirect
     Beneficial
     Ownership
     (Instr. 4)
------------------------
------------------------
------------------------
========================
                  (over)
         SEC 2270 (7-96)


FORM 4 (continued)
                             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

----------------------------- ----------- ----------- ----------- ------------------- --------------------- -----------------------
1. Title of Derivative        2. Conver-  3. Trans-   4. Trans-   5. Number of        6. Date Exercisable   7. Title and Amount
   Security                      sion        action      action      Derivative          and Expiration        of Underlying
   (Instr. 3)                    or          Date        Code        Securities Ac-      Date                  Securities
                                 Exercise    (Month/     (Instr.     quired (A) or       (Month/Day/Year)      (Instr. 3 and 4)
                                 Price       Day/         8)         Disposed of (D)   ---------- ---------- ------------ ---------
                                 of          Year)                   (Instr. 3, 4
                                 Deriv-                              and 5)            Date       Expira-      Title      Amount
                                 ative                                                 Exer-      tion                    or
                                 Security                                              cisable    Date                    Number
                                                                                                                          of Shares



                                                                  -------------------

                                                                     (A)       (D)
----------------------------- ----------- ----------- ----------- --------- --------- ---------- ---------- ------------ ----------

----------------------------- ----------- ----------- ----------- --------- --------- ---------- ---------- ------------ ----------

----------------------------- ----------- ----------- ----------- --------- --------- ---------- ---------- ------------ ----------

----------------------------- ----------- ----------- ----------- --------- --------- ---------- ---------- ------------ ----------

------------ ------------ -------------- ------------
8. Price     9. Number    10. Owner-     11. Nature of
   of           of            ship of        Indirect
   Deriv-       Deriv-        Deriv-         Bene-
   ative        ative         ative          ficial
   Secur-       Secur-        Secur-         Owner-
   ity          ities         ity:           ship
   (Instr.      Bene-         Direct         (Instr.
    5)          ficially      (D) or         4)
                Owned         Indirect
                at End        (I)
                of Month      (Instr.
                (Instr.       4)
                4)

------------ ------------ -------------- ------------

------------ ------------ -------------- ------------

------------ ------------ -------------- ------------

------------ ------------ -------------- ------------
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/  Robert F. Apple                                        July 9, 2001
---------------------------------                           ------------
** Signature of Reporting Person                                Date
   Robert F. Apple
   as attorney-in-fact for
   Steven B. Ratoff

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB number.                                        Page 2 SEC 2270 (7-96)